Exhibit 99.1

Enzo Biochem Announces Departure of Hamid Erfanian and Appointment of Kara Cannon as Interim CEO

FARMINGDALE, NY, Sept. 06, 2023 (GLOBE NEWSWIRE) --  Enzo Biochem, Inc. (NYSE: ENZ) announced today that Hamid Erfanian, Chief Executive Officer (CEO), will be resigning his seat on the Board of Directors and departing the Company effective September 5, 2023, with Enzo’s Chief Operating Officer, Kara Cannon, assuming the role of interim CEO.

“We thank Hamid for the commitment he has brought to Enzo Biochem, Inc.”  Chairperson of the Board Mary Tagliaferri, MD stated, “Hamid successfully led the Company through the divestiture of Enzo Clinical Lab, Inc.  We wish him well in all his future endeavors and are excited to focus on the life sciences division. We are confident in Kara to lead the Company forward during this transition.  Kara is a seasoned healthcare executive with over thirty years of experience in strategic and tactical marketing, sales, manufacturing and general operations management, including thirteen years of experience at Enzo.”

“It has been an honor to serve the employees, shareholders and Board of Directors of the company and I firmly believe Enzo has a bright future,” said Mr. Erfanian.

Ms. Cannon stated, “I am appreciative to the Board of Directors for the opportunity to unlock the full potential of Enzo Life Sciences through the expansion of our product line and growth in sales. I look forward to leading the company during this exciting next phase of development.”

About Enzo Biochem

For more than 45 years, Enzo Biochem has been a leader in innovation and product development to support a diverse range of needs in biomedical research and healthcare.  With a comprehensive portfolio of thousands of high-quality products including antibodies, genomic probes, assays, biochemicals, and proteins, Enzo Biochem, Inc.’s Life Science division supports the work of academic research centers and industry partners who are shaping the future of healthcare around the world.  The company’s proprietary products and technologies play central roles in all areas of translational research and drug development, including cell biology, genomics, assays, immunohistochemistry and small molecule chemistry.  Enzo Biochem, Inc. has a broad and deep intellectual property portfolio, with patent coverage across a number of key enabling technologies.   For more information, please visit Enzo.com or follow Enzo Biochem on Twitter and LinkedIn.

Forward-Looking Statements

Except for historical information, the matters discussed in this release may be considered “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include declarations regarding the intent, belief or current expectations of the Company and its management, including those related to cash flow, gross margins, revenues, and expenses which are dependent on a number of factors outside of the control of the Company including, inter alia, the markets for the Company’s products and services, costs of goods and services, other expenses, government regulations, litigation, and general business conditions. See Risk Factors in the Company’s Form 10-K for the fiscal year ended July 31, 2022 and our Quarterly Report on Form 10-Q for the quarter ended April 30, 2023. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that could materially affect actual results. The Company disclaims any obligations to update any forward-looking statement as a result of developments occurring after the date of this release.

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Enzo Biochem Contacts
For Enzo Biochem:	For Investors:
Patricia Eckert, Interim CFO 631-755-5500 peckert@enzo.com	Chris Calabrese LifeSci Advisors, LLC 917-680-5608 ccalabrese@lifesciadvisors.com